Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Regency Centers Corporation of our reports dated January 12, 2023, with respect to the consolidated financial statements and schedule of Urstadt Biddle Properties, Inc., and the effectiveness of the Urstadt Biddle Properties, Inc.’s internal control over financial reporting, appearing in the Urstadt Biddle Properties, Inc.’s Annual Report on Form 10-K for the fiscal year ended October 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PKF O’Connor Davies, LLP

New York, New York

June 16, 2023

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